Exhibit 97
BOSTON SCIENTIFIC CORPORATION
DODD-FRANK CLAWBACK POLICY

Purpose:	The purpose of this policy is to comply with applicable provisions of The New York Stock Exchange Listed Company Manual, promulgated pursuant to the final rules adopted by the Securities and Exchange Commission enacting the clawback standards under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, with respect to the recoupment of incentive-based compensation.
Scope:	This policy applies to Covered Individuals with respect to Incentive-Based Compensation, each as defined in the policy.
References:	•Securities Exchange Act Rule 10D-1 •NYSE Listed Company Manual, Section 303A.14, Erroneously Awarded Compensation
Terminology	See Section 4, Definitions
Date of Effectiveness:	This policy has been approved by the Boston Scientific Board of Directors and is effective as of November 17, 2023.

The Board of Directors (the “Board”) of Boston Scientific Corporation (the “Company”) has adopted this Dodd-Frank Clawback Policy (this “Policy”) in accordance with the applicable provisions of The New York Stock Exchange Listed Company Manual (the “Clawback Rules”), promulgated pursuant to the final rules adopted by the Securities and Exchange Commission enacting the clawback standards under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Executive Compensation and Human Resources Committee (the “Committee”) of the Board is designated to administer this Policy. Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 4.
1.Recovery of Erroneously Awarded Incentive Compensation. In the event the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation Received by any current or former Executive Officer (“Covered Individuals”) during the Applicable Period, in accordance with the Clawback Rules and the provisions of this Policy.

2.Covered Compensation. This Policy applies to all Incentive-Based Compensation Received by a Covered Individual: (1) on or after the effective date of the Clawback Rules, (2) after such Covered Individual began service as an Executive Officer; (3) who served as an Executive Officer at any time during the applicable performance period for such Incentive-Based Compensation; (4) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (5) during the Applicable Period.

3.Method of Recovery; Non-Recovery.

a.The Committee shall determine, in its sole discretion, the manner in which any Erroneously Awarded Compensation shall be recovered. Methods of recovery may include, but are not limited to: (1) seeking direct repayment from the Covered Individual; (2) reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement pursuant to which the incentive-based compensation was paid) the amount that would otherwise be payable to the Covered Individual under any compensation, bonus, incentive, equity or other benefit plan, agreement, policy or arrangement maintained by the Company or any of its affiliates; (3) cancelling any award (whether cash- or equity-based) or portion thereof previously granted to the Covered Individual; or (4) any combination of the foregoing.

b.The Committee may determine to not recover Erroneously Awarded Compensation pursuant to this Policy in circumstances where non-enforcement is expressly permitted by the Clawback Rules, if the Committee determines that recovery would be impracticable and:

i.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the New York Stock Exchange (the “NYSE”);

ii.Recovery would violate applicable home country law where that law was adopted prior to November 28, 2022; provided, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of Section 401(a)(13) and 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

4.Definitions. For purposes of this Policy:

a.“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.“Applicable Period” means the three (3) completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement, which date is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. In addition to these last three (3) completed fiscal years, the Applicable Period also applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year.

c.“Executive Officer” means, as determined by the Committee and intended to be those designated as an “officer” of the Company as defined in 17 CFR 240.16a-1(f), the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. An executive officer of the Company’s parent or subsidiary is deemed an executive officer of the Company if the executive officer performs such policy making functions for the Company. Identification of an Executive Officer for purposes of this Policy and Section 303A.14 of the New York Stock Exchange Listed Company Manual would include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).

d.“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation Received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, which amount must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. The Committee shall make all final determinations regarding amounts of Erroneously Awarded Compensation.

e.“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission.

f.“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of any Financial Reporting Measure.

g.“Received” with respect to Incentive-Based Compensation means the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

5.No-Fault Basis. This Policy applies on a no-fault basis, and Covered Individuals will be subject to recovery under this Policy without regard to their personal culpability or responsibility for the accounting error leading to an Accounting Restatement.

6.Other Company Arrangements. This Policy shall be in addition to, and not in lieu of, any other clawback, recovery or recoupment policy maintained by the Company from time to time, as well as any clawback, recovery or recoupment provision in any of the Company’s plans, awards or individual agreements (including clawback, recovery and recoupment provisions in the Company’s equity award agreements) (collectively, “Other Company Arrangements”) and any other rights or remedies available to the Company, including termination of employment; provided, however, that there is no intention to, nor shall there be, any duplicative recoupment of the same compensation amount, as calculated and recovered pursuant to this Policy, under more than one policy, plan, award or agreement. In addition, no Other Company Arrangements shall serve to restrict the scope or the recoverability of Erroneously Awarded Compensation under this Policy or in any way limit recovery in compliance with the Clawback Rules.

7.No Indemnification or Insurance Reimbursement. Notwithstanding anything to the contrary set forth in any policy, arrangement, bylaws, charter, certificate of incorporation or plan of the Company or any individual agreement between a Covered Individual and the Company or any of its affiliates, no Covered Individual shall be entitled to indemnification from the Company or any of its affiliates for the amount that is or may be recovered by the Company pursuant to this Policy. In addition, the Company is prohibited from paying or reimbursing a Covered Individual for purchasing insurance to cover any such loss.

8.Administration; Interpretation. The Committee shall interpret and construe this Policy consistent with the Clawback Rules and any other applicable law, rule or regulation and shall make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Committee shall be final, binding and conclusive on all affected individuals and need not be uniform with respect to each Covered Individual. Subject to any limitation under applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee or with regard to determinations made under Section 3(b) of this Policy). Subject to compliance with the Committee’s Charter and any applicable law, rule or regulation, the Committee shall have the power, in its sole discretion, to retain or obtain advice from consultants, legal counsel, accountants or other advisors, as it deems appropriate, to assist with administration of this Policy, including but not limited to in determining amounts of Erroneously Awarded Compensation. To the extent this Policy conflicts or is inconsistent with the Clawback Rules, the Clawback Rules shall govern. In no event is this Policy intended to be broader than, or require recoupment in addition to, that required pursuant to the Clawback Rules.

9.Required Policy-Related Filings. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required to be included in or as a part of U.S. Securities and Exchange Commission filings.

10.Amendment or Termination of this Policy. The Board reserves the right to amend this Policy at any time and for any reason, subject to applicable law and the Clawback Rules. The Board may terminate this Policy at any time.

BOSTON SCIENTIFIC CORPORATION
DODD-FRANK CLAWBACK POLICY

COVERED INDIVIDUAL ACKNOWLEDGMENT FORM
By signing below, the undersigned acknowledges and agrees that the undersigned has received and reviewed a copy of the Boston Scientific Corporation (the “Company”) Dodd-Frank Clawback Policy (the “Policy”).
By signing this acknowledgment, the undersigned hereby acknowledges and agrees (i) the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s service with the Company, and (ii) to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED INDIVIDUAL

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